UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K/A
(Amendment No.1)

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): February 10, 2025

Amerant Bancorp Inc.
(Exact name of registrant as specified in its charter)

Florida	001-38534	65-0032379
(State or other jurisdiction of incorporation	(Commission file number)	(IRS Employer Identification Number)

220 Alhambra Circle
Coral Gables, Florida	33134
(Address of principal executive offices)	(Zip Code)
(305) 460-8728 (Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbols	Name of exchange on which registered
Class A Common Stock	AMTB	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

EXPLANATORY NOTE

Amerant Bancorp Inc. (the “Company”) is filing this Amendment No. 1 (this “Amendment No. 1”) to the Company’s Current Report on Form 8-K, filed on February 12, 2025 (the “Original Report”), to update the disclosures contained therein under Item 5.02, which are hereby supplemented and amended by the disclosure contained in Item 5.02 of this Amendment No. 1.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

As previously disclosed in the Original Report, on February 10, 2025, the Company, Amerant Bank, N.A. (the “Bank”) and Howard A. Levine, Senior Executive Vice-President and Chief Consumer Banking Officer, agreed that Mr. Levine will step down from his positions with the Company and the Bank effective February 14, 2025 (the “Separation Date”).

On February 14, 2025, Mr. Levine and the Bank entered into a Separation Agreement and General Release (the “Separation Agreement”), pursuant to which Mr. Levine resigned from any group, board, officer status or similar positions with the Company and the Bank.

Under the terms of the Separation Agreement, Mr. Levine will be entitled to receive: (i) the cash equivalent value equal to the underlying market value per share of Mr. Levine’s 13,398 restricted stock units that become vested pursuant to Section 5(b) of Mr. Levine’s Performance-based and Time-based Restricted Stock Unit Agreement as of the Separation Date; (ii) the continuation of Mr. Levine’s base salary for a period of (12) months after the Separation Date, less applicable taxes and deductions, paid in accordance with the Company’s regular payroll cycle and process; and (iii) an amount equal to the value of up to twelve (12) months of the Company’s share of the COBRA premiums for the group health plan under which Mr. Levine was covered immediately prior to the Separation Date, less all applicable withholding taxes, payable in substantially equal installments during the twelve (12)-month period following the Separation Date for so long as Mr. Levine continues COBRA coverage. In addition, Mr. Levine will be paid all accrued wages through the Separation Date, less applicable payroll deductions, and his health benefits, if any, will terminate on February 28, 2025. The Company shall cease making any of the foregoing payments during the twelve (12) months after the Separation Date in the event Mr. Levine breaches any of the non-competition provisions set forth in the Separation Agreement, or any other provisions set forth in the Separation Agreement.

As consideration for the foregoing, Mr. Levine has agreed to a general release of all claims against the Company, the Bank and their affiliates, as well as to be bound by customary covenants relating to confidentiality, return of property, non-disparagement, and non-competition and non-solicitation.

Mr. Levine has the right to revoke the general release contemplated by the Separation Agreement within seven (7) days of his execution thereof, in which case such release and the Separation Agreement would automatically become null and void.

The foregoing description of the Separation Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of such document, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated by reference herein.

Item 9.01 Financial Statements and Exhibits

Number	Exhibit
10.1*	Separation Agreement and General Release, dated February 14, 2025
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

* Certain exhibits have been omitted pursuant to Item 601(a)(5) of Regulation S-K. A copy of any omitted schedule will be furnished supplementally to the U.S. Securities and Exchange Commission upon request; provided, however, that the parties may request confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended, for any document so furnished. Additionally, portions of this exhibit have been omitted pursuant to Item 601(b)(10)(iv) of Regulation S-K because such portions are (i) not material and (ii) are the type of information the registrant customarily and actually treats as private or confidential.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 18, 2025	Amerant Bancorp Inc.

	By:	/s/ Julio V. Pena
Name: Julio V. Pena
Title: Senior Vice President, Associate General Counsel and Corporate Secretary